UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 21, 2009

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2009, The St. Joe Company ("St. Joe") entered into a Strategic Alliance Agreement for Air Service with Southwest Airlines Co. ("Southwest"). Pursuant to the agreement, Southwest will provide air service to the new Northwest Florida international airport in Bay County consisting of at least two scheduled flights per day to each of four separate flight destinations in the Southwest network. The air service will commence on or about the opening of the new airport, which is currently scheduled for May 2010.

St. Joe owns hundreds of thousands of acres in the service area of the new airport, including approximately 71,000 acres of land surrounding the new airport. St. Joe believes that the introduction of low-cost air service to the region will make the region more accessible to a broader market and significantly enhance the value of these lands, as well as other St. Joe properties in Northwest Florida.

Given the current state of the U.S. economy and the airline industry, new airline service must be positioned as an economic development initiative with broad regional support. St. Joe has been working alongside a number of regional organizations in its effort to secure the financial commitments to support the new air service.

St. Joe has agreed, to the extent that Southwest operates at a loss, to make quarterly cash payments to Southwest to cover shortfalls in the results of Southwest’s operations at the new airport during the first three years of service. For purposes of the break even calculation, the agreement establishes fixed amounts for Southwest’s non-fuel expenses and the minimum revenues that will be attributable to the air service. It also provides that Southwest’s profits from the air service during the term of the agreement will be shared with St. Joe up to the maximum amount of St. Joe’s prior break even payments.

The term of the agreement extends for a period of three years after the commencement of Southwest’s air service at the new airport. The agreement may be terminated by St. Joe if the payments to Southwest exceed $14 million in the first year of air service, or $12 million in the second year of air service. St. Joe may also terminate the agreement if Southwest has not commenced air service to the new airport within 90 days of its opening. Southwest may terminate the agreement if its actual annual revenues attributable to the air service at the new airport are less than certain minimum annual amounts established in the agreement.

Southwest’s obligation to commence air service to the new airport is conditioned upon: (1) the certification of the new airport by the Federal Aviation Administration and the Transportation Security Administration on or before April 15, 2010; (2) receipt by the local Airport Authority of a certificate of occupancy for the new airport on or before April 15, 2010; (3) the execution of satisfactory agreements between Southwest and the Airport Authority authorizing Southwest to use and lease space at the new airport and to receive any cost mitigation measures that may be available from the Airport Authority; (4) the execution of an agreement between Southwest, the Bay County Tourist Development Council, the Panama City Beach Convention and Visitors Bureau and the Beaches of South Walton Tourist Development Council, no later than 30 days from the date of the agreement, regarding the coordination of marketing resources and efforts for the air service; (5) the execution of an agreement between Southwest and Coastal Vision 3000, no later than 60 days from the date of the agreement, regarding the establishment of a program through which Southwest would receive available room nights free of charge at various rental properties in Northwest Florida for use in the marketing efforts for the air service; and (6) the execution of any other agreement that Southwest deems necessary or appropriate prior to the commencement of the air service.

Southwest has agreed that it will not commence air service to any airport within 80 statute miles of the new airport during the term of the agreement. In the event Southwest starts service to any airport that is more than 80 statute miles but within 120 statute miles from the new airport during the term, Southwest and St. Joe will either negotiate a modification to the terms of the agreement to accommodate the impact of such service or the minimum revenues used in the annual break even calculations under the agreement will automatically be increased by 10%. In such event, Southwest has agreed that the air service to the new airport in Bay County would not be diminished.

Additional information may be found in St. Joe’s press release dated October 21, 2009, a copy of which is filed as exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release dated October 21, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

October 21, 2009	By:	/s/ William S. McCalmont

Name: William S. McCalmont
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 21, 2009